SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
MUNDER SERIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Munder Technology Fund Call Script
Good (morning, afternoon, evening,) My name is (Full Name).
I am calling on behalf of a current investment with the Munder Technology Fund.
May I please speak with Mr./Ms. (full name)?
Good _________ Mr./Mrs. _________, I wanted to confirm that you have received the proxy material for the Munder Technology Fund shareholder meeting scheduled for March 3rd.
Have you received the information?
If “Yes” or positive response:
If you’re not able to attend the meeting, I can record your voting instructions by phone. Your Board of Trustees is recommending a vote in favor of the merger proposal.
If “No” or negative response:
I would be happy to review the proposal to merge the Munder Technology Fund into the Munder Growth Opportunities Fund and record your vote by phone.
However, The Board of Trustees is recommending a vote in favor of the merger proposal. (Review the proposal if requested)
Would you like to vote along with the Board’s recommendation?
Would you like to vote all of your accounts accordingly? (if multiple accounts for shareholder)
*Confirmation — I am recording your (in favor/against/abstain) vote.
For confirmation purposes:
•	Please state your full name. (pause for response)

•	According to our records, you reside in (city, state, zip code). (pause)

•	To ensure that we have the correct address for the written confirmation, please state your street address. (pause for response)
Thank you. You will receive written confirmation of your voting instructions in 3 to 5 business days. Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation. Mr./Ms. _________, your vote is important and your time is greatly appreciated. Thank you and have a good (insert appropriate closing).
Rebuttals
If shareholder asks what we mean by “all accounts accordingly”
“This means would you like to vote all of your accounts with Munder Technology Fund” (In favor, against, or abstaining)
If shareholder asks how many accounts he has.
“Currently my system shows ______ accounts, but depending on how the account is registered, additional accounts may not be grouped with your main account.”